Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of May 1, 2006 (the “Effective Date”), by and between Clayton Holdings, Inc., a Delaware corporation with its principal place of business located at 2 Corporate Drive, Shelton, Connecticut 06484 (the “Company”), and David Keith Johnson (“Employee”). The Company and Employee are together hereinafter referred to as the “Parties”.

RECITALS:

WHEREAS, the Company desires to employ Employee and Employee desires to accept this offer of employment; and

WHEREAS, the Company and Employee have determined that the terms and conditions of this Agreement are reasonable and in their mutual best interests and accordingly desire to enter into this Agreement in order to provide for the terms and conditions upon which Employee shall be employed by the Company.

NOW THEREFORE, in consideration of the foregoing and the respective covenants, agreements and representations and warranties set forth herein, the parties to this Agreement, intending to be legally bound, agree as follows:

1.                                      EMPLOYMENT

1.01                           Position; Duties

Employee will serve in the position of President and Chief Operating Officer, reporting to the Chief Executive Officer or such other person the Company may direct from time to time. In this position, Employee shall faithfully and competently perform such services and duties in connection with the business, affairs and operations of the Company as may be assigned or delegated to the Employee from time to time by or under the authority of the Board of Directors or the Chief Executive Officer. In addition, Employee may be required from time to time to serve in additional roles and capacities on behalf of the Company or for any entity that directly or indirectly controls, is controlled by, or is under common control with, the Company (each an “Affiliate”), and for which Employee shall not be entitled to any additional compensation or benefits.

1.02         Attention and Effort

During the period of his employment with the Company, Employee will devote his full business time, attention and effort to the Company’s business, will skillfully serve the Company’s interests during the term of this Agreement in a professional, ethical and businesslike manner and shall not, during such period, be engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary or non-pecuniary advantage, without the prior written and informed consent of the Company.

1.03         Conflict of Interest

Employee shall not accept, directly or indirectly, any compensation, remuneration or other thing of value from any individual or entity which has or may have the prospect of a business relationship with the Company, other than a gift of immaterial value, without the prior written and informed consent of the Company.

1.04         Observance of Company Policies

Employee acknowledges and agrees that he will observe all of the rules and policies of the Company, including but not limited to the Company’s Code of Business Conduct and Ethics.

1.05                           Best Interests of the Company

Employee agrees that he shall not participate in any activity that is detrimental to the best interests of the Company, interferes with the performance of his duties hereunder or otherwise constitutes a conflict of interest.

1.06                           Employee Representation

Employee affirms and represents that as of the commencement of his employment with the Company, he will be under no obligation to any former employer or other third party which is in any way inconsistent with, or which imposes any restriction upon, Employee’s acceptance of employment hereunder with the Company, the employment of Employee by the Company, or Employee’s undertakings under this Agreement.

1.07         Location

During the term of this Agreement, Employee shall primarily perform the services he is required to perform pursuant to this Agreement at the Company’s offices located in Shelton, Connecticut; provided, however, that the Company will from time to time require Employee to travel temporarily to other locations in connection with the Company’s business.

1.08         Term

The term of employment hereunder shall commence on May 8, 2006 or such other date mutually agreed to by the Company and Employee (the “Start Date”) and continue on the terms and conditions contained herein until terminated by either the Company or Employee in accordance with Section 3 of this Agreement (the “Term”).

2.                                      COMPENSATION AND BENEFITS

2.01                           Base Salary

In consideration for his performance of duties and services on behalf of the Company, Employee shall receive an annual base salary of Three Hundred Seventy-Five Thousand Dollars ($375,000.00), less applicable taxes and withholdings, payable to Employee in installments in accordance with the normal payroll practices of the Company. Employee’s base Salary shall be reviewed annually and shall be subject to annual increases, if any, as determined by the Company.

2.02                           Incentive Compensation

(a)           In addition to Base Salary, Employee shall be eligible to receive an annual incentive bonus. The Company, at its discretion, shall determine the exact amount of such bonus based on a combination of Company and Employee performance goals, criteria and targets established by the Company.  For 2006, Employee’s bonus target shall be 100% of his base salary and shall be pro rated based on the date of Employee’s start of employment with the Company.

(b)           The bonus provided for in this Section 2.02, if any, shall be paid to Employee at such time as the Company pays bonuses to other employees at Employee’s level, provided Employee must be employed by the Company on such date in order to be eligible to receive payment for such bonus.

2.03                           Stock Options

The Company shall grant Employee 100,000 stock options in the Company’s common stock under the Clayton Holdings, Inc. 2006 Stock Option and Incentive Plan (the “Plan”). The grant date will be the last business day of the calendar month in which Employee commences employment. The exercise price of the options will be the closing price of a share of common stock of Clayton Holdings, Inc. on the last business day of the calendar month in which Employee commences employment. The stock options will vest 25% on the first anniversary of the grant date and

2.08333% per month thereafter. The specific terms of the stock option grant will be governed by the terms of the Plan and the Incentive Stock Option Agreement between Employee and the Company.

2.04         Welfare and Benefit Programs

Subject to and in accordance with the terms and conditions of the applicable plan, program or policy, Employee shall be eligible to participate in all welfare and benefit programs made available to employees of the Company. The foregoing, however, shall not be construed to require the Company to establish any such plans or to in any way prevent, hinder or limit the Company’s discretion and authority to modify, amend or terminate any such plans once established, and no such action or failure to act on the Company’s part shall affect this Agreement.

(a)           Paid Time Off (PTO). Employee shall earn up to twenty-six (26) days of PTO on an annual basis commencing January 1st of each calendar year. The PTO shall accrue ratably at each Company payroll date. PTO does not accumulate from one year to the next and must be taken annually. Notwithstanding the preceding sentence, up to forty (40) hours of unused PTO may be carried over into the following calendar year. Any accrued, unused PTO over the forty (40) hours will be forfeited. If Employee’s employment terminates, Employee will be paid for all accrued, unused PTO for the year of termination at Employee’s then current base salary. PTO must be taken by Employee at such time or times as approved by the Company.

(b)           Employer Insurance Plans. Employee shall be entitled to participate in any Company established insurance plan(s) on the same terms and conditions as other employees of the Company and in a manner consistent with and in accordance with the terms and provisions of said plan(s) and the Company’s policies.

(c)           Employer Retirement Plans. Employee shall be entitled to participate in any Company established pension or retirement plan(s) on the same terms and conditions as other employees of the Company and in a manner consistent with and in accordance with the terms and conditions of said plan(s) and the Company’s policies.

2.05                           Business Expenses

It is understood that Employee may from time to time incur reasonable expenses in connection with the performance of services hereunder. The Company shall reimburse Employee, according to procedures applicable to employees of the Company generally, for all such reasonable expenses incurred by Employee in accordance with Company policies upon Employee’s presentation of an itemized written accounting thereof, together with such vouchers and other verifications, as the Company may reasonably require.

2.06                           Reimbursement for Costs of Relocation

After commencement of Employee’s employment with the Company, Employee shall be entitled to reimbursement (upon presentation of receipts and/or other appropriate documentation) from the Company, up to an amount not to exceed $150,000, for all reasonable and actual costs and expenses incurred by Employee in relocating himself and his family to Connecticut, including: two (2) home finding trips to Connecticut; packaging and shipment of household goods, storage if necessary; shipment of up to three (3) automobiles; airfare for family and pet; closing costs and commissions on sale of Employee’s existing residence plus closing and inspection costs on Connecticut home; reasonable temporary living expenses for Employee and his family in Connecticut for a period not to exceed three (3) months. Employee shall use reasonable efforts to limit the aggregate relocation expenses to $150,000, but in the event Employee’s aggregate relocation expenses exceed $150,000, the Company and Employee may mutually agree that the additional amounts shall be reimbursed by the Company. The Company agrees that all relocation payments will be “grossed-up” for applicable taxes. In the event that Employee voluntarily resigns or the Company terminates employment for Cause (as that term is defined below), in either case within twelve (12) months of the Start Date, Employee must repay to the Company these reimbursed costs and expenses. The Company agrees to engage the services of a relocation services company to assist Employee in the administration of his relocation.

2.07         Taxes and Withholdings

All payments and benefits provided to Employee hereunder shall be reported as taxable income to the extent required by law and shall be subject to applicable federal, state and local income and payroll withholding requirements.

3.                                      TERMINATION OF EMPLOYMENT RELATIONSHIP

3.01                           At-Will Employment

Either the Company or Employee may terminate Employee’s employment and this Agreement at any time, for any or no reason, by providing written notice to the other. Upon the effective date of such termination, Employee’s employment hereunder shall terminate for all purposes. Except as expressly provided herein or as may be provided under any employee benefit plan, Employee shall not be entitled to any compensation, bonus, termination pay, severance, notice pay, perquisites, or benefits except those required to be paid under federal or state laws or regulations.

3.02                           Termination Events

Employee’s employment with the Company shall automatically terminate and the Term shall thereupon terminate:

(a)           Upon Employee’s death;

(b)                                 Upon the Company’s written notice to Employee (or his guardian if applicable) of the termination of his employment due to Incapacity (as that term is defined below);

(c)                                  Upon the Company’s written notice to Employee of the termination of Employee’s employment for Cause;

(d)                                 Upon the Company’s written notice to Employee of the termination of Employee’s employment without Cause;

(e)                                  Upon not less than thirty (30) days’ written notice from Employee to the Company of Employee’s voluntary resignation; provided, however, that if it is then or thereafter determined that, on the date of such termination, the Company could have terminated such employment for Cause, such termination shall be treated as a termination for Cause; or

(f)                                    Upon not less than thirty (30) days’ written notice from Employee to the Company of Employee’s voluntary resignation for Good Reason (as that term is defined below) (which resignation must be within one hundred twenty (120) days of the occurrence of the event or events giving rise to such Good Reason), by written notice to the Chief Executive Officer and the Board of Directors setting forth such Good Reason and giving the Company a reasonable period of time, not less than ten (10) business days, to eliminate and cure such Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events: (i) a substantial adverse change in the nature or scope of Executive’s responsibilities, authorities, powers, functions or duties under this Agreement which results in the Employee serving in a capacity which does not include the position of either President or Chief Operating Officer or (ii) a reduction of 20% or more in

Employee’s annual Base Salary (other than in connection with an across-the-board reduction affecting all, or substantially all, of the Company’s executive officers).

3.03         Cause

Wherever reference is made in this Agreement to termination of Employee’s employment with or without Cause, “Cause” shall mean the termination of Employee’s employment with the Company due to the occurrence of one or more of the following events: (a) the conviction of Employee, or the entry by Employee of a plea of guilty or nolo contendere to any felony under the laws of the United States or any state or political subdivision thereof or a misdemeanor involving moral turpitude; (b) any act, whether or not involving the Company or any Affiliate or their respective businesses, of fraud or willful misconduct; (c) any act constituting breach of fiduciary duty relating to the Company or an Affiliate or the performance of Employee’s duties; (d) any material act of dishonesty or illegality; (e) the commission of an act involving a violation of a material procedure or policy of the Company; (f) Employee’s willful failure to follow a reasonable and lawful written directive within the scope of Employee’s duties (which shall be capable of being performed by Employee with reasonable effort); (g) Employee’s deliberate and continued failure to perform the duties and responsibilities assigned or delegated to Employee, which such failure continues for fourteen (14) days after written notice has been given to Employee by the Company; or (h) a breach by Employee of any of Employee’s material obligations under this Agreement or the Employee Non-Disclosure Agreement.

3.04                           Incapacity

For purposes of this Agreement, “Incapacity” shall mean:  Employee’s incapacitation due to illness, accident or other physical or mental disability which renders Employee substantially unable to perform his normal duties hereunder for a period aggregating at least one hundred eighty (180) days during any period of three hundred sixty-five (365) consecutive days, and no reasonable accommodation being available which would permit Employee to perform the essential functions of Employee’s position.

3.05         Effect of Termination of Employment

Notwithstanding anything to the contrary contained herein, to the extent contemplated by this Agreement, the respective rights and obligations of the parties shall survive any termination of Employee’s employment hereunder and shall remain in full force and effect to the extent necessary to preserve such rights and obligations.

4                                         RIGHTS UPON TERMINATION OF EMPLOYMENT

The provisions of this Section 4 shall exclusively govern Employee’s rights upon termination of employment with the Company.

4.01                           Accrued Rights

Upon termination of Employee’s employment and the Term of this Agreement for any reason, the Company shall pay to Employee (or, in the event of Employee’s death, his surviving spouse, if any, or his estate) for: (a) any accrued but unused PTO; (b) any base salary earned but unpaid for services rendered to the Company on or prior to the date of termination; and (c) unreimbursed business expenses (collectively, the “Accrued Rights”). The Accrued Rights amounts will be paid to Employee in a lump sum within fifteen (15) days after the date of termination.

4.02                           Rights Upon Termination Without Cause of Termination for Good Reason

In the event Employee’s employment is terminated by the Company without Cause pursuant to Section 3.02(d) or terminated by the Employee for Good Reason pursuant to Section 3.02(f), the Company will: (a) pay to Employee, within fifteen (15) days after the termination of his employment, in one lump-sum payment, the Accrued Rights; (b) continue to pay Employee’s base salary in effect on the date of termination for a period of twelve (12) months (the “Salary Continuation Period”); and (c) continue Employee’s employee benefits (i.e., medical and dental insurance) during the Salary Continuation Period (collectively, the “Separation Benefit”). The Salary Continuation Period shall run concurrent with the COBRA period.

4.03                           Rights Upon Termination Following Change of Control

In the event Employee’s employment with the Company is terminated by the Company pursuant to Section 3.02(d) within eighteen (18) months after the consummation of a Change of Control (as that term is defined below), the Company will pay to Employee, within fifteen (15) days after the termination of his employment, in one lump-sum payment: (a) the Accrued Rights; and (b) the sum of (i) twenty-four (24) months of base salary and (ii) two hundred percent (200%) of Employee’s target incentive bonus for the year in which the termination of employment occurs (the “CIC Benefit”).

For purposes of this Agreement, a “Change of Control” shall mean the occurrence of any of the following:

(a)  The consummation of a merger or consolidation of the Company with or into an entity unaffiliated with the Company prior to the effective date of such merger or consolidation or any other corporate reorganization, if more than fifty percent (50%) of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by a person who in the aggregate owned less than twenty-five percent (25%) of the Company’s combined voting power represented by the outstanding securities of the Company immediately prior to such merger, consolidation or other reorganization;

(b)  The sale, transfer or other disposition of all or substantially all of the assets of the Company;

(c)  A change in the composition of the Board of Directors of the Company (the “Board”), resulting in fewer than one-half of its members either having been (i) members of the Board on the date which was twenty-four (24) months immediately prior to the date of the event that may constitute a Change of Control (the “Original Members”), or (ii) elected or nominated for election to the Board with the affirmative votes of at least a majority of the aggregate of the Original Members who were on the Board at the time of the election or nomination and the members whose election or nomination was previously so approved; and

(d)  Any transaction as a result of which any person becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), director or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this section (d), the term “person” shall have the same meaning as when used in section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, but shall exclude: (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a subsidiary thereof; (ii) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company; and (iii) the Company.

4.04                    Rights Upon Voluntary Resignation Following Change of Control

In the event Employee’s employment with the Company is terminated by Employee for Good Reason pursuant to Section 3.02(f) within eighteen (18) months after the consummation of a Change of Control, the Company will pay to Employee, within fifteen (15) days after the termination of his employment, in one lump-sum payment: (a) the Accrued Rights and (b) the CIC Benefit.

4.05                    Exclusive Remedy

The Separation Benefit or the CIC Benefit, whichever may be applicable, is in lieu of any severance, salary or income continuation or protection under any other Company plan, program or policy that may now or hereafter exist and shall satisfy and be in full and final settlement of all obligations to Employee under this Agreement or any other agreement between the Parties.

4.06                           Requirements for Payment of Separation or CIC Benefit

In order to be eligible to receive the Separation Benefit or the CIC Benefit, Employee must (a) execute and deliver a full, general release of any and all claims Employee may have against the Company and/or any of its Affiliates, and their respective officers, directors, employees, shareholders, agents and assigns, with respect to matters covered by this Agreement or otherwise arising out of, related to or concerning his employment with or termination of his employment from the Company (collectively, the “Releases”) arising through the date the release is executed; and (b) be and remain in full compliance with his obligations under the Non-Disclosure Agreement (as that term is defined below).

5.             RESTRICTIVE COVENANTS

As a condition to Employee’s employment hereunder, Employee agrees to read, sign and abide by the Assignment of Inventions, Non-Competition, and Confidentiality Agreement (the “Non-Disclosure Agreement”), which is provided with this Agreement and incorporated herein by reference, and which shall be signed by Employee contemporaneously with the execution of this Agreement.

6.             NOTICE

6.01         Delivery

Any notice, consent, demand, request, or other communication given to a party in connection with this Agreement shall be in writing and shall be deemed to have been given to such party:

(a)                                  when delivered personally to such party;

(b)                                 provided that a written acknowledgment of receipt is obtained, five days after being sent by prepaid certified or registered mail, or two days after being sent by a nationally recognized overnight courier, to the address (if any) specified below for such party (or to such other address as such party shall have specified by ten (10) days’ advance notice given in accordance with this Section 6); or

(c)                                  in the case of notice to the Company only, on the first business day after it is sent by facsimile to the facsimile number set forth below (or to such other facsimile number as it shall have specified by ten (10) days’ advance notice given in accordance with this Section 6), with a confirmatory copy sent by certified or registered mail or by overnight courier in accordance with this Section 6.

6.02         Address of the Company

Clayton Holdings, Inc.
2 Corporate Drive
Shelton, Connecticut 06484
Attn: Jeanne Rudell
         SVP, Human Resources

Address of Employee

[address]

7.             ASSIGNMENT AND SUCCESSORS

7.01         Assignment

No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred to an Affiliate, pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the business and assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the business and assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. No rights or obligations of Employee under this Agreement may be assigned or transferred by Employee other than Employee’s rights to compensation and benefits, which may be transferred only by will or operation of law; provided, however, that Employee shall be entitled, to the extent permitted under applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit due hereunder following Employee’s death by giving the Company written notice thereof.

7.02         Successors

To the extent applicable, this Agreement shall be binding upon and inure to the benefit of, the successors and assigns, devises, heirs, next of kin, executors and administrators of Employee. In the event of Employee’s death or a judicial determination of Employee’s incompetence, references in this Agreement to Employee shall be deemed, where appropriate, to refer to Employee’s legal representative, or, where appropriate, to Employee’s beneficiary or beneficiaries.

7.03         Requirement for Written Consent

Except as provided in this Section 7, neither party may transfer or assign its rights or interests under this Agreement, whether by contract, operation of law, or otherwise, without the other party’s prior written consent.

8.             OTHER TERMS

8.01         Applicable Law

This Agreement shall be construed in accordance with the laws of the State of Connecticut and the obligations, rights, and remedies of the Parties hereunder shall be determined in accordance with such laws without reference to the principles of conflicts of law thereof. The parties hereby agree that they are and shall be subject to the jurisdiction of the courts of the State of Connecticut and the United States District Court for the District of Connecticut. Venue for all actions or claims related to this Agreement or Employee’s employment by or other relationship with the Company shall be in the State and Federal Courts located in Connecticut.

8.02         Counterparts

This Agreement may be executed (including by facsimile signature) in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.03         Headings

The headings of the Sections and subsections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

8.04         Entire Agreement

This Agreement contains the entire understanding and agreement between the parties concerning the subject matter hereof, supersedes all prior discussions, agreements and understandings of every kind between the parties relating to this Agreement and may be modified only by a written document that is signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought and that specifically refers to this Agreement and to the terms or provisions being modified or waived. The waiver of any breach of any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which it is given and shall not operate or be construed as a waiver of any subsequent breach thereof. In the event of any inconsistency between this Agreement and any plan, employee handbook, personnel manual, program, policy, arrangement or agreement of the Company, the provisions of this Agreement shall control.

8.05         Severability

If any provision of this Agreement shall be determined to be prohibited by or invalid under applicable law, or otherwise determined to be unenforceable, then the Parties agree that it is their intent that such provision shall be reformed and modified in a manner that will render it enforceable and valid provided that any such reformation or modification shall not be inconsistent with the original purpose and intent of the provision. The invalidation of any provision or any portion of any provision of this Agreement shall not affect the remainder of such provision or the remaining provisions of this Agreement.

8.06                           Legal Expenses.

The Company hereby agrees to reimburse Employee for expenses incurred in connection with the negotiation of this Agreement and related agreements in an amount not to exceed $5,000.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first written above.

EMPLOYEE:	CLAYTON HOLDINGS, INC.

/s/ DAVID KEITH JOHNSON	By:	/s/ FRANK P. FILIPPS
David Keith Johnson		Frank P. Filipps
Chief Executive Officer